Exhibit 99.1

October 21, 2024

Liberty Media Corporation Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) will be holding its annual Investor Meeting on Thursday, November 14, 2024 with presentations beginning at approximately 9:30am E.T. During the Investor Meeting, observations may be made regarding the company's financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and webcast information is available on the Liberty Media website at https://www.libertymedia.com/investors/news-events/ir-calendar.

After the presentations, John Malone, Chairman of Liberty Media, and Greg Maffei, President and CEO of Liberty Media, will host a Q&A session. In-person attendees will be able to ask questions live, or interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by 5:00pm E.T. on Friday, November 8, 2024.

An archive of the webcast of the Investor Meeting will also be available on the Liberty Media website after appropriate filings have been made with the SEC.

Agenda for the annual Investor Meeting:

●	Morning Presentations Beginning 9:30am E.T.
o	Liberty Media
◾	Formula 1
◾	Live Nation Entertainment, Inc.
◾	Quint
●	Afternoon Presentations Beginning 1:00pm E.T.
o	Qurate Retail, Inc.
o	Liberty TripAdvisor Holdings, Inc.
◾	Tripadvisor, Inc.
o	Liberty Broadband Corporation
◾	Charter Communications, Inc.
◾	GCI
o	Atlanta Braves Holdings, Inc.
●	Q&A Session Beginning 2:30pm E.T.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications, sports and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1 and Quint, and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation